Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-261594 on Form N-1A of our reports dated March 17, 2026, relating to the financial statements and financial highlights of Fidelity Dynamic Buffered Equity ETF, Fidelity Hedged Equity ETF, and Fidelity Yield Enhanced Equity ETF, and our report dated March 18, 2026, relating to the consolidated financial statement and financial highlights of Fidelity Managed Futures ETF, appearing on Form N-CSR of Fidelity Greenwood Street Trust for the year ended January 31, 2026, and to the references to us under the headings “Financial Highlights” and “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 20, 2026